Exhibit 99.4

DISC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On December 29, 2022, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of August 9, 2022 (the “Merger Agreement”), by and among Disc Medicine, Inc., formerly Gemini Therapeutics, Inc. (the “Company”), Disc Medicine Opco, Inc. (formerly Disc Medicine, Inc.) (“Disc”) and Gemstone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other matters, Merger Sub merged with and into Disc, with Disc continuing as a wholly owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). Effective at 5:00 p.m. eastern time on December 29, 2022, the Company effected a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”) and implemented a reduction in the number of authorized shares of common stock to 100,000,000 (the “Common Stock Reduction”), effective at 5:01 p.m. eastern time, the Company completed the Merger, and effective at 5:02 p.m. eastern time, the Company changed its name to “Disc Medicine, Inc.” Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Disc, which is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases.

The following discussion and analysis of Disc’s financial condition and results of operations should be read together with Disc’s consolidated financial statements and the related notes included in Exhibits 99.5 and 99.6 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding Disc’s plans, objectives, expectations, intentions and projections. Disc’s actual results could differ materially from those described in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Risk Factors included in Exhibit 99.2 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part.

Overview

Disc is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases. Disc has assembled a portfolio of clinical and preclinical product candidates that aim to modify fundamental biological pathways associated with the formation and function of red blood cells, specifically heme biosynthesis and iron homeostasis. Disc’s current pipeline includes bitopertin for the treatment of erythropoietic porphyrias, including erythropoietic protoporphyria (EPP) and X-linked protoporphyria (XLP); and DISC-0974 for the treatment of anemia of myelofibrosis (MF) and anemia of chronic kidney disease (CKD). In addition, Disc has two programs in preclinical development: DISC-0998 for the treatment of anemia associated with inflammatory diseases; and a Matriptase-2 inhibitor for the treatment of polycythemia vera (PV) and diseases of iron overload. Disc’s approach to product candidate development leverages well understood molecular mechanisms that have been validated in humans. Disc believes that each of its product candidates, if approved, has the potential to improve the lives of patients suffering from hematologic diseases.

Bitopertin is the lead product candidate in Disc’s heme biosynthesis modulation portfolio. Bitopertin was previously evaluated by Roche in a comprehensive clinical program in over 4,000 individuals in other indications which demonstrated the activity of bitopertin as a glycine transporter 1 (GlyT1) inhibitor and its effect on heme biosynthesis. Disc is planning to initially develop bitopertin for the treatment of erythropoietic porphyrias, including EPP and XLP. In July 2022, Disc received clearance of its IND for “A Randomized, Double-blind, Placebo-Controlled Study of Bitopertin to Evaluate the Safety, Tolerability, Efficacy, and Protoporphyrin IX (PPIX) Concentrations in Participants with Erythropoietic Protoporphyria (EPP)” from the FDA. In July 2022, Disc initiated BEACON, a Phase 2 open-label, parallel-dose clinical trial of bitopertin in EPP and XLP patients that is being conducted at sites in Australia. Separately, in October 2022 Disc initiated AURORA, a Phase 2, randomized, double-blind, placebo controlled clinical trial of bitopertin in EPP patients that is being conducted at sites in the United States. Disc expects interim data from these two trials in 2023. Disc is planning additional studies in Diamond-Blackfan Anemia (DBA) and other indications.

DISC-0974 is the lead product candidate in Disc’s iron homeostasis portfolio. DISC-0974 is designed to suppress hepcidin production and increase serum iron levels. Disc submitted an IND for DISC-0974 in June 2021, received clearance in July 2021, and completed a Phase 1 clinical trial in healthy volunteers in the U.S. in June 2022 with results showing evidence of target engagement, iron mobilization and erythropoiesis. Disc initiated a Phase 1b/2 clinical trial in June 2022 in patients with anemia of MF, and plans to initiate a separate Phase 1b/2 clinical trial by the end of 2022 in patients with anemia of CKD. Disc expects interim data from these two trials in 2023. In addition, Disc is developing a preclinical anti-hemojuvelin, or HJV, monoclonal antibody, DISC-0998, which also targets hepcidin suppression and was in-licensed from AbbVie. DISC-0998 is designed to increase serum iron levels and has an extended serum half-life as compared to DISC-0974. Disc believes this profile may be desirable in certain subsets of patients with anemia associated with inflammatory diseases.

Lastly, Disc is developing a Matriptase-2 inhibitor as part of its iron homeostasis portfolio, which is designed to induce hepcidin production and reduce serum iron levels. Preclinical data has demonstrated positive results, and Disc is in the process of identifying and optimizing a development candidate in its Matriptase-2 inhibitor program. If successful, Disc expects to designate a lead candidate and commence IND-enabling studies.

Financial Operations Overview

Revenue

Disc has not generated any revenue since its inception and does not expect to generate any revenue from the sale of products in the near future, if at all. If Disc’s development efforts are successful and result in commercialization of one or more product candidates or if Disc enters into collaboration or license agreements with third parties, Disc may generate revenue in the future from product sales, payments from such collaboration or license agreements or a combination thereof.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the research and development of Disc’s product candidates. These expenses include:

•	employee-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel engaged in research and development functions;

•	expenses incurred in connection with Disc’s research and development activities, including under agreements with third parties such as consultants, contractors and CROs;

•
costs related to contract development and manufacturing organizations, or CDMOs, that are primarily engaged to provide drug substance and product for Disc’s preclinical studies, clinical trials and research and development programs, as well as investigative sites and consultants that conduct Disc’s clinical trials, preclinical studies and other scientific development services;

•	the costs of acquiring and manufacturing preclinical study and clinical trial materials, including manufacturing registration and validation batches;

•	costs related to compliance with quality and regulatory requirements; and

•	payments made under third-party licensing agreements.

Disc expenses research and development costs as incurred. Costs incurred for external development activities are recognized based on an evaluation of the progress to completion of specific tasks using information provided to Disc by its vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and may be reflected in Disc’s consolidated financial statements as prepaid or accrued expenses. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses and expensed as the related goods are delivered or the services are performed or when it is no longer expected that the goods will be delivered or the services rendered.

Disc typically uses its employee and infrastructure resources across its product candidates and development programs. Disc tracks outsourced development costs by product candidate or development program, but Disc does not allocate personnel costs or other internal costs to specific product candidates or development programs.

Disc expects that its research and development expenses will increase substantially as Disc advances its programs into and through clinical development, including bitopertin which was licensed from Roche in the second quarter of 2021, and as Disc expands its discovery, research and preclinical activities in the near term and in the future. At this time, Disc cannot accurately estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any product candidates Disc may develop. A change in the outcome of any number of variables with respect to product candidates Disc may develop could significantly change the costs and timing associated with the development of that product candidate. Disc may never succeed in obtaining regulatory approval for any product candidates it may develop. The successful development of any product candidate is highly uncertain. This is due to the numerous risks and uncertainties associated with product development, including the following:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs Disc decides to pursue;

•	the ability to raise additional funds necessary to complete clinical development of and commercialize Disc’s product candidates;

•	Disc’s ability to establish new licensing or collaboration arrangements and the progress of the development efforts of third parties with whom Disc may enter into such arrangements;

•	Disc’s ability to maintain its current research and development programs and to establish new programs;

•	the successful initiation, enrollment and completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the receipt and related terms of regulatory approvals from applicable regulatory authorities for any product candidates;

•	the availability of raw materials for use in production of Disc’s product candidates;

•	establishing agreements with third-party manufacturers for supply of product candidate components for Disc’s clinical trials;

•	Disc’s ability to obtain and maintain patents, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	Disc’s ability to protect its other rights in its intellectual property portfolio;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	obtaining and maintaining third-party insurance coverage and adequate reimbursement for any approved products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for personnel in executive, finance, corporate and business development, and administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters, including noncapitalizable transaction costs; professional fees for accounting, auditing, tax and administrative consulting services; insurance costs, facility related expenses including maintenance and allocated expenses for rent and other operating costs.

Disc anticipates that its general and administrative expenses will increase substantially in the future as Disc increases its headcount to support its continued research and development and potential commercialization of its product candidates. Disc also expects that it will incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services, director and officer insurance costs and investor and public relations expenses.

Other Income

Interest Income

Interest income primarily consists of interest earned on money market fund accounts.

Change in Fair Value of Derivative Liability

In May 2021, Disc entered into the Roche Agreement, described in more detail in Note 7 to Disc’s 2021 consolidated financial statements included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part, which included an obligation to issue a variable number of shares of Disc common stock to Roche for no additional consideration upon the completion of a Roche Qualified Transaction as defined by the Roche Agreement.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2021

The following table summarizes Disc’s results of operations for the years ended December 31, 2020 and 2021 (in thousands):

	YEAR ENDED DECEMBER 31,
	2020	2021	CHANGE
Operating expenses:
Research and development	$18,020	$25,170	$7,150
General and administrative	2,956	5,763	2,807
Total operating expenses	20,976	30,933	9,957
Loss from operations	(20,976)	(30,933)	(9,957)
Other income (expense), net:
Interest income	40	14	(26)
Change in fair value of derivative liability	—	(5,050)	(5,050)
Total other income (expense), net	40	(5,036)	(5,076)
Net loss	$(20,936)	$(35,969)	$(15,033)

Research and Development Expenses

The following table summarizes Disc’s research and development expenses for the years ended December 31, 2020 and 2021 (in thousands):

	YEAR ENDED DECEMBER 31,
	2020	2021	CHANGE
Bitopertin	$—	$8,354	$8,354
DISC-0974	8,538	7,019	(1,519)
Other research programs and expenses	6,345	5,088	(1,257)
Personnel-related (including equity-based compensation)	3,137	4,709	1,572
Total research and development expenses	$18,020	$25,170	$7,150

Research and development expenses were $18.0 million for the year ended December 31, 2020, compared to $25.2 million for the year ended December 31, 2021. The increase of $7.2 million in research and development expenses was primarily due to an $8.4 million increase in expenses incurred to advance bitopertin which was licensed from Roche in May 2021, including $5.9 million of consideration paid to Roche in connection with the Roche Agreement; a $1.6 million increase in personnel-related costs related to higher research and development headcount; partially offset by decreases in CRO and consulting spend of $1.3 million in Disc’s other research programs and expenses and $1.5 million in the DISC-0974 program as a result of increased research and development headcount and reduced CRO spend.

General and Administrative Expenses

The following table summarizes Disc’s general and administrative expenses for the years ended December 31, 2020 and 2021 (in thousands):

	YEAR ENDED DECEMBER 31,
	2020	2021	CHANGE
Legal, consulting and professional fees	$1,581	$2,661	$1,080
Personnel-related (including equity-based compensation)	1,187	2,692	1,505
Other expenses	188	410	222
Total general and administrative expenses	$2,956	$5,763	$2,807

General and administrative expenses were $3.0 million for the year ended December 31, 2020, compared to $5.8 million for the year ended December 31, 2021. The increase of $2.8 million in general and administrative expenses was primarily due to a $1.5 million increase in personnel-related costs related to higher general and administrative headcount and a $1.1 million increase in legal, audit and other services related to ongoing business activities.

Other Income (Expense), Net

Other income was less than $0.1 million for the year ended December 31, 2020, compared to other expense of $5.0 million for the year ended December 31, 2021. The decrease of $5.1 million in other income (expense), net was primarily due to the change in fair value of Disc’s derivative liability related to the Roche Agreement during 2021.

Comparison of the Nine Months Ended September 30, 2021 and 2022

The following table summarizes Disc’s results of operations for the nine months ended September 30, 2021 and 2022 (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022	CHANGE
Operating expenses:
Research and development	$19,511	$23,421	$3,910
General and administrative	4,012	9,033	5,021
Total operating expenses	23,523	32,454	8,931
Loss from operations	(23,523)	(32,454)	(8,931)
Other income (expense), net:
Interest income	5	321	316
Change in fair value of derivative liability	(3,600)	(3,450)	150
Total other income (expense), net	(3,595)	(3,129)	466
Net loss	$(27,118)	$(35,583)	$(8,465)

Research and Development Expenses

The following table summarizes Disc’s research and development expenses for the nine months ended September 30, 2021 and 2022 (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022	CHANGE
Bitopertin	$6,748	$6,224	$(524)
DISC-0974	5,447	6,875	1,428
Other research programs and expenses	3,620	3,804	184
Personnel-related (including equity-based compensation)	3,696	6,518	2,822
Total research and development expenses	$19,511	$23,421	$3,910

Research and development expenses were $19.5 million for the nine months ended September 30, 2021, compared to $23.4 million for the nine months ended September 30, 2022. The increase of $3.9 million in research and development expenses was primarily due to a $2.8 million increase in personnel-related costs related to higher research and development headcount and an increase in external spend of $1.4 million in the DISC-0974 program due to increased clinical spending.

General and Administrative Expenses

The following table summarizes Disc’s general and administrative expenses for the nine months ended September 30, 2021 and 2022 (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022	CHANGE
Legal, consulting and professional fees	$2,034	$4,631	$2,597
Personnel-related (including equity-based compensation)	1,759	3,622	1,863
Other expenses	219	780	561
Total general and administrative expenses	$4,012	$9,033	$5,021

General and administrative expenses were $4.0 million for the nine months ended September 30, 2021 compared to $9.0 million for the nine months ended September 30, 2022. The increase of $5.0 million in general and administrative expenses was primarily due to the recognition of $2.2 million of deferred transaction costs in legal and consulting fees related to a planned equity financing that was superseded by the merger, and an increase of $1.9 million in personnel-related costs related to higher general and administrative headcount.

Other Income (Expense), Net

Other expense was $3.6 million for the nine months ended September 30, 2021, compared to other expense of $3.1 million for the nine months ended September 30, 2022. The decrease of $0.5 million in other expense was due to an increase of $0.3 million in interest income as well as the change in fair value of Disc’s derivative liability related to the Roche Agreement.

Liquidity and Capital Resources

Sources of Liquidity

Since Disc’s inception, Disc has not generated any revenue from product sales and has incurred significant operating losses. Disc expects to continue to incur significant expenses and operating losses for the foreseeable future as Disc advances the clinical development of its product candidates. Disc expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting clinical trials and manufacturing for its product candidates to support commercialization and providing general and administrative support for its operations, including the cost associated with operating as a public company. As a result, Disc will need additional capital to fund its operations, which Disc may obtain from additional equity or debt financings, collaborations, licensing arrangements or other sources. See “Risk Factors” for additional risks associated with Disc’s substantial capital requirements.

To date Disc has funded its operations primarily with proceeds from the sale of Disc convertible preferred stock. Through September 30, 2022, Disc received gross proceeds of $145.0 million from sales of Disc Series Seed, Series A and Series B convertible preferred stock. As of September 30, 2022, Disc had cash and cash equivalents of $55.5 million.

Going Concern

Disc has incurred significant operating losses since inception and, as of September 30, 2022, had an accumulated deficit of $101.0 million. In addition, Disc expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about Disc’s ability to continue as a going concern. Disc believed that its cash resources would not be sufficient to allow Disc to fund planned operations beyond the twelve months from the date of  the proxy statement/prospectus of December 2, 2022, without additional capital.

On December 29, 2022, Disc completed the proposed merger, as described in the notes to Disc’s unaudited condensed consolidated financial statements included in Exhibit 99.6 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part (the “merger”). Upon the completion of the  business combination transaction and the Disc pre-closing financing transaction, Disc believes that its current cash resources will last into 2025. Disc may also pursue additional cash resources through public or private equity, collaborations or debt financings.

Cash Flows

The following table provides information regarding Disc’s cash flows for each period presented (in thousands):

	YEAR ENDED DECEMBER 31,		NINE MONTHS ENDED SEPTEMBER 30,
	2020	2021	2021	2022
Net cash provided by (used in):
Operating activities	$(19,966)	$(27,534)	$(21,130)	$(32,587)
Investing activities	(77)	(68)	(5)	(139)
Financing activities	34,980	89,929	89,933	163
Net increase (decrease) in cash and cash equivalents and restricted cash	$14,937	$62,327	$68,798	$(32,563)

Operating Activities

Disc’s cash flows from operating activities are greatly influenced by Disc’s use of cash for operating expenses and working capital requirements to support Disc’s business. Disc has historically experienced negative cash flows from operating activities as Disc invested in developing its portfolio, drug discovery efforts and related infrastructure. The cash used in operating activities resulted primarily from Disc’s net losses adjusted for non-cash charges and changes in components of operating assets and liabilities, which are primarily the result of increased expenses and timing of vendor payments.

During the year ended December 31, 2020, net cash used in operating activities of $20.0 million was primarily due to Disc’s net loss of $20.9 million, partially offset by both non-cash expenses of $0.4 million and changes in operating assets and liabilities of $0.5 million.

During the year ended December 31, 2021, net cash used in operating activities of $27.5 million was primarily due to Disc’s net loss of $36.0 million, partially offset by both non-cash expenses of $7.2 million and changes in operating assets and liabilities of $1.3 million.

During the nine months ended September 30, 2021, net cash used in operating activities of $21.1 million was primarily due to Disc’s net loss of $27.1 million, partially offset by both non-cash expenses of $5.4 million and changes in operating assets and liabilities of $0.6 million. The $5.4 million of non-cash expenses was driven by a $3.6 million change in the fair value of the Roche derivative liability and $1.4 million in noncash license expense for the Roche agreement.

During the nine months ended September 30, 2022, net cash used in operating activities of $32.6 million was primarily due to Disc’s net loss of $35.6 million, changes in operating assets and liabilities of $1.7 million and offset by non-cash expenses of $4.7 million. The change in operating assets and liabilities was primarily driven by an increase in prepaid CRO contracts and an increase in deferred transaction costs for the planned merger, offset by the recognition of deferred costs for the planned equity financing. The change in non-cash expenses was primarily driven by a $3.5 million change in the fair value of the derivative liability and $1.1 million in stock-based compensation.

Investing Activities

During the years ended December 31, 2020 and 2021, and the nine months ended September 30, 2021 and 2022, net cash used in investing activities was due to purchases of property and equipment.

Financing Activities

During the year ended December 31, 2020, net cash provided by financing activities of $35.0 million consisted primarily of net proceeds from the issuances of Disc Series A convertible preferred stock in May 2020 and October 2020.

During the year ended December 31, 2021, net cash provided by financing activities of $89.9 million consisted primarily of net proceeds from the sale and issuance of Disc Series B convertible preferred stock in September 2021.

During the nine months ended September 30, 2021, net cash provided by financing activities of $89.9 million consisted primarily of net proceeds from the sale and issuance of our Series B preferred stock in September 2021.

During the nine months ended September 30, 2022, net cash provided by financing activities was due to proceeds from stock option exercises.

Future Funding Requirements

Disc expects its expenses to increase substantially in connection with its ongoing activities, particularly as Disc advances its product candidates into and through clinical development. In addition, upon the completion of the merger, Disc expects to incur additional costs associated with operating as a public company. Disc’s funding requirements and the timing and amount of Disc’s operating expenditures will depend largely on:

•	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for Disc’s product candidates or any future product candidates Disc may develop;

•	the costs, timing and outcome of regulatory review of Disc’s product candidates;

•	changes in laws or regulations applicable to any product candidates Disc may develop, including but not limited to clinical trial requirements for approvals;

•	the cost and timing of obtaining materials to produce adequate product supply for any preclinical or clinical development of any product candidate Disc may develop;

•	the effect of competing technological and market developments;

•	Disc’s ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the payment or receipt of milestones, royalties and other collaboration-based revenues, if any;

•
the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidate Disc may develop for which Disc obtains marketing approval;

•	the amount and timing of revenue, if any, received from commercial sales of Disc’s product candidates for which Disc receives marketing approval; and

•	the legal costs involved in prosecuting patent applications and enforcing patent claims and other intellectual property claims.

Disc believes that the anticipated net proceeds from the merger, together with Disc’s existing cash and cash equivalents, will enable Disc to fund its operating expenses and capital expenditure requirements into 2025. Disc based this estimate on assumptions that may prove to be wrong, and Disc could exhaust its available capital resources sooner than expected.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and Disc may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Disc’s product candidates, if approved, may not achieve commercial success. Disc’s commercial revenues, if any, will be derived from sales of products that Disc does not expect to be commercially available for many years, if ever. Accordingly, Disc will need to obtain substantial additional funds to achieve its business objectives.

Until such time, if ever, as Disc can generate substantial revenue from product sales, Disc expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution or licensing arrangements with third parties. However, Disc may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Market volatility resulting from the COVID-19 pandemic or other factors could also adversely impact Disc’s ability to access capital as and when needed. To the extent that Disc raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Disc’s existing stockholders may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of Disc’s common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit Disc’s ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Disc raises funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, Disc may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Disc. If Disc is unable to raise additional funds through equity or debt financings or other arrangements when needed, Disc may be required to delay, reduce or eliminate its product development or future commercialization efforts, or grant rights to develop and market product candidates that Disc would otherwise prefer to develop and market itself.

Contractual Obligations and Other Commitments

The following table summarizes Disc’s contractual obligations as of September 30, 2022 and the effects that such obligations are expected to have on Disc’s liquidity and cash flows in future periods (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Operating lease commitments(1)	$1,577	$371	$770	$436	$—
Total	$1,577	$371	$770	$436	$—

(1)	Amounts reflect payments due for Disc’s leased office space in Watertown, Massachusetts as of September 30, 2022. The lease term began in November 2021 and will end in November 2026.

Disc enters into contracts in the normal course of business with CROs, CDMOs and other third parties for preclinical studies, clinical trials and manufacturing services. These contracts typically do not contain minimum purchase commitments and are generally cancelable by Disc upon written notice. Payments due upon cancellation consist of payments for services provided or expenses incurred, including noncancelable obligations of Disc’s service providers, up to the date of cancellation and, in the case of certain arrangements with CROs and CDMOs, may include non-cancelable fees. These payments are not included in the table above as the amount and timing of such payments are not fixed and estimable.

Disc has also entered into license agreements under which Disc is obligated to make specified milestone and royalty payments. Disc has not included future payments under these agreements in the table of contractual obligations above since the payment obligations under these agreements are contingent upon future events such as regulatory milestones or generating product sales. Disc is unable to estimate the timing or likelihood of achieving these milestones or generating future product sales. For additional information about Disc’s license agreements and amounts that could become payable in the future under such agreements, see Disc’s consolidated financial statements included in Exhibits 99.5 and 99.6 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part. See also “Licensing Agreements.”

Critical Accounting Policies and Estimates

Disc’s management’s discussion and analysis of its financial condition and results of operations is based on Disc’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of Disc’s consolidated financial statements and related disclosures requires Disc to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in Disc’s consolidated financial statements. Disc bases its estimates on historical experience, known trends and events and various other factors that Disc believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Disc evaluates its estimates and assumptions on an ongoing basis. Disc’s actual results may differ from these estimates under different assumptions or conditions.

While Disc’s significant accounting policies are described in more detail in Note 2 to Disc’s consolidated financial statements included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part, Disc believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of Disc’s consolidated financial statements.

Research and Development Contract Costs and Accruals

As part of the process of preparing Disc’s consolidated financial statements, Disc is required to estimate its accrued and prepaid research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable personnel to identify services that have been performed on Disc’s behalf and estimating the level of service performed and the associated cost incurred for the service when Disc has not yet been invoiced or otherwise notified of actual costs. The majority of Disc’s service providers invoice Disc in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Disc makes estimates of its accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to Disc at that time. Disc periodically confirms the accuracy of these estimates with the service providers and makes adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:

•	vendors in connection with preclinical development activities;

•	CROs and investigative sites in connection with preclinical studies and clinical trials; and

•	CDMOs in connection with the production of preclinical study and clinical trial materials.

The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Disc’s vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, Disc estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, Disc adjusts the accrual or the amount of prepaid expenses accordingly. Although Disc does not expect its estimates to be materially different from amounts actually incurred, Disc’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Fair Value of Derivative Liability

In May 2021, Disc entered into a license agreement (the “Roche Agreement”) with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (together, “Roche”) pursuant to which Roche granted Disc an exclusive and sublicensable worldwide license under certain patent rights and know-how to develop, manufacture and commercialize certain compounds (the “Compounds”) as further described in Note 7 to Disc’s consolidated financial statements included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part. Disc recognized a liability in connection with the Roche Agreement which includes an obligation to issue a variable number of shares of Disc common stock to Roche for no additional consideration upon Disc’s completion of an initial public offering or certain merger transactions, a “Roche Qualified Transaction.” The number of shares of common stock to be issued to Roche was estimated to be approximately 2.85% of the outstanding shares of Disc common stock as of immediately after the completion of a Roche Qualified Transaction. Disc has determined that the obligation to issue common stock upon completion of a Roche Qualified Transaction represents a liability classified financial instrument. The liability is measured at fair value as of each reporting date and the change in the fair value for the period is recorded in the consolidated statements of operations in the change in fair value of derivative liability. The fair value measurement of the derivative liability is classified as Level 3 under the fair value hierarchy as it has been valued using certain unobservable inputs. These inputs include: (1) Disc’s fair value upon completion of a Roche Qualified Transaction and (2) the probability of Disc completing a Roche Qualified Transaction. The probability of Disc completing a Roche Qualified Transaction was low double-digits upon the execution of the Roche Agreement, adjusted periodically based on Disc’s progress towards a Roche Qualified Transaction. Significant increases or decreases in any of those inputs could result in a significantly lower or higher fair value measurement.

Stock-Based Compensation Expense

Disc measures stock-based awards granted to employees, directors, and nonemployees based on their fair value on the date of the grant and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. For stock-based awards with service-based vesting conditions, Disc recognizes compensation expense using the straight-line method. For stock-based awards with performance-based vesting conditions, Disc uses the accelerated attribution method to expense the awards over the implicit service period based on the probability of achieving the performance conditions. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the fair value of Disc common stock, the expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option, and the expected dividend yield. As there is no public market for Disc common stock, Disc determined the volatility for awards granted based on an analysis of reported data for a group of guideline companies that issued options with substantially similar terms. The expected volatility has been determined using a weighted average of the historical volatility measures of this group of guideline companies. Disc expects to continue to do so until such time as Disc has adequate historical data regarding the volatility of Disc’s own traded stock price. The expected term of Disc’s stock options granted to employees has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options, using the average between the vesting date and the contractual term. The fair value of each restricted common stock award is estimated on the date of grant based on the estimated fair value of Disc common stock on the date of grant.

Determination of the Fair Value of Common Stock

As there has been no public market for Disc common stock to date, the estimated fair value of Disc common stock has been determined by Disc’s board of directors as of the date of each option grant with input from management, considering Disc’s most recently available third-party valuation of common stock, and Disc’s board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Disc’s common stock valuations were prepared using either an option pricing method, or OPM, or a hybrid method, both of which used market approaches to estimate Disc’s enterprise value. The OPM treats common stock and convertible preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the convertible preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

The hybrid method is a probability-weighted expected return method, or PWERM, by which the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock.

The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if Disc had used significantly different assumptions or estimates, the fair value of Disc common stock and stock-based compensation expense could be materially different.

These independent third-party valuations were performed at various dates, which resulted in estimated valuations of Disc common stock by Disc’s board of directors of $0.11 per share as of September 13, 2019, $0.29 per share as of May 31, 2020, $1.08 per share as of August 15, 2021, $1.58 per share as of November 1, 2021, $1.61 per share as of January 31, 2022, $1.00 per share as of May 31, 2022, and $2.19 per share as of August 31, 2022.

Once a public trading market for Disc common stock has been established in connection with the completion of the merger, it will no longer be necessary for Disc’s board of directors to estimate the fair value of Disc common stock in connection with its accounting for granted stock options and other such awards Disc may grant, as the fair value of Disc common stock will be determined based on the quoted market price of Disc common stock.

Stock-Based Compensation Expense

The following table sets forth by grant date the number of shares subject to options granted between January 1, 2020 and December 23, 2022, the per share exercise price of the options, the fair value of common stock per share on each grant date, and the per share estimated fair value of the options:

Grant Date	Number of Shares Subject to Option	Per Share Exercise Price of Options	Per Share Fair Value of Common Stock on Grant Date	Per Share Estimated Fair Value of Options on Grant Date(1)
March 11, 2020	2,868,382	$0.11	$0.11	$0.06
August 11, 2020	989,097	$0.29	$0.29	$0.16
September 15, 2020	123,637	$0.29	$0.29	$0.16
October 23, 2020	1,692,775	$0.29	$0.29	$0.16
November 27, 2020	256,468	$0.29	$0.29	$0.16
February 12, 2021	705,287	$0.29	$0.29	$0.16
March 18, 2021	89,000	$0.29	$0.29	$0.16
April 26, 2021	192,350	$0.29	$0.29	$0.16
September 10, 2021	1,003,926	$1.08	$1.08	$0.62
September 14, 2021	4,112,590	$1.08	$1.08	$0.62
December 1, 2021	665,000	$1.58	$1.58	$0.89
February 7, 2022	1,356,149	$1.61	$1.61	$0.86
April 6, 2022	335,000	$1.61	$1.61	$0.87
July 11, 2022	518,200	$1.00	$1.00	$0.54
November 4, 2022	640,000	$2.19	$2.19	$1.24

(1)	The per share estimated fair value of options reflects the fair value of options as estimated at the date of grant using the Black-Scholes option-pricing model.

Off-Balance Sheet Arrangements

Disc did not have during the periods presented, and does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued and certain recently adopted accounting pronouncements that have or may potentially impact Disc’s financial position and results of operations is included in Note 2 to Disc’s consolidated financial statements included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2020 and 2021, Disc had cash and cash equivalents of $25.8 million and $88.0 million, respectively, which consisted of cash and money market funds. As of September 30, 2022, Disc had cash and cash equivalents of $55.5 million. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in market interest rates would not have a material effect on the fair market value of Disc’s cash or cash equivalents.

Disc’s employees and operations are primarily located in the United States. Disc has, from time to time, engaged in contracts with contractors or other vendors in a currency other than the U.S. dollar. To date, Disc has had minimal exposure to fluctuations in foreign currency exchange rates as the time period between the date that transactions are initiated, and the date of payment or receipt of payment is generally of short duration. Accordingly, Disc believes it does not have a material exposure to foreign currency risk.

Inflation generally affects Disc by increasing its cost of labor. Disc does not believe that inflation had a material effect on its business, financial condition or results of operations during the years ended December 31, 2020 or 2021 or during the nine months ended September 30, 2021 and 2022.